STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

PetroQuest Energy, Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of PetroQuest Energy, Inc. adopted a proposed amendment of the Certificate of Incorporation of said corporation to effectuate a reverse stock split, declaring said amendment to be advisable.

The proposed amendment reads as follows:

Article IV is hereby amended by adding the following paragraph immediately after the first paragraph of Article IV:

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each four (4) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Consolidation”). No fractional shares shall be issued in connection with the Consolidation. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

SECOND: That, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of PetroQuest Energy, Inc. was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares of Common Stock as required by statute were voted in favor of granting the Board of Directors the authority to amend the Certificate of Incorporation to provide for a reverse stock split.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective as of 5:00 P.M., Eastern Standard Time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

[Signature Page Follows.]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of May, 2016.

By: /s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief
Financial Officer and Treasurer